EXECUTION





                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                           SERIES 1997-1

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                        dated May 22, 1996,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                             January 14, 1997
Cherry Hill, NJ 08002



           Lehman Brothers Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-1 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-1 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of January 1, 1997 (the "Cut-off Date"):

           (a)  Aggregate Principal Amount of the Mortgage Pool:
      $300,069,164 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $292,500,000 or greater than $307,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.



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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the
      variance referred to in Section 1(a):
                                                  Class
                                                 Purchase
                 Principal        Interest        Price
Class             Balance           Rate        Percentage
-----             -------           ----        ----------

Class A1       $13,683,000.00      7.3500%      100.031300%
Class A2        21,547,000.00      7.3500%      100.031300%
Class A3        59,904,000.00      7.3500%      100.031300%
Class A4        79,616,000.00      7.3500%      100.031300%
Class A5        14,684,000.00        (1)        100.031300%
Class A6         2,791,000.00        (1)        100.031300%
Class A7                (2)          (1)        100.031300%
Class A8        25,145,000.00      7.5000%      100.031300%
Class A9        24,000,000.00      7.2500%      100.031300%
Class A10               (2)        0.0800%      100.031300%
Class A11               (2)        0.1700%      100.031300%
Class A12        3,480,000.00      7.5000%      100.031300%
Class A13        6,098,000.00        (1)        100.031300%
Class A14       31,000,000.00      7.5000%      100.031300%
Class A15        2,500,000.00      7.5000%      100.031300%
Class R                100.00      7.5000%      100.031300%
Class RL               100.00      7.5000%      100.031300%


      (1)  Interest will accrue on the Class A5, Class A6, Class
           A7 and Class A13 Certificates at the respective rates described in the related Prospectus.

      (2) The Class A7 Certificates shall be issued with an initial notional principal balance of $17,475,000.00 and each of the Class A10 and Class A11 Certificates shall be issued with an initial notional principal balance of $24,000,000.00.

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase
Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, January 30, 1997 (the "Closing Date").




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           Section 4.  Required Ratings:  The Offered Certificates,
other than the Class A7, Class A10 and Class A11 Certificates, shall have received Required Ratings of "AAA" from Fitch
Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P").
The Class A7, Class A10 and Class A11 Certificates shall have received Required Ratings of at least "AAA" from Fitch and "AAAr" from S&P.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           Section 6.  Reserve Fund:  On the Closing Date, the
Underwriter shall deliver by wire transfer or by certified check to the Trustee an amount equal to $10,000.00 for deposit in the Reserve Fund (as such term is defined in the Prospectus
Supplement).

           Section 7. Rounding Account: On the Closing Date, the Underwriter shall deliver to the Trustee by wire transfer or by certified check an amount equal to $999.99 for deposit in the Rounding Account (as such term is defined in the Prospectus
Supplement).



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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               LEHMAN BROTHERS INC.



                               By:_______________________________
                                  Name:
                                  Title:


The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:____________________________
   Name:
   Title:




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